Exhibit 99.2

Greif, Inc.
Fourth Quarter 2021 Earnings Results Conference Call
December 9, 2021

CORPORATE PARTICIPANTS

Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO

Matt Eichmann Greif, Inc. - VP of Investor Relations, External Relations & Sustainability

Ole G. Rosgaard Greif, Inc. - Chief Operating Officer

Peter G. Watson Greif, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division

George Leon Staphos BofA Securities, Research Division

Justin Laurence Bergner Gabelli Funds, LLC

Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division

PRESENTATION

Operator

Good morning. My name is Chris, and I'll be your conference operator today. At this time, I'd like to welcome everyone to the Greif Q4 2021 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time simply press *1 on your telephone keypad and to withdraw your question please press *1 again. Thank you. Matt Eichmann, you may begin.

Matt Eichmann Vice President of Investor Relations, External Relations & Sustainability

Thanks, Chris, and good morning, everyone. Welcome to Greif's Fourth Quarter and Fiscal '21 Earnings Conference Call. My name is Matt Eichmann. I'm joined by Pete Watson, Greif's President and Chief Executive Officer; Larry Hilsheimer, Greif's Chief Financial Officer; and Ole Rosgaard, Greif's Chief Operating Officer. We will take questions at the end of today's call.

In accordance with regulation fair disclosure, please ask questions regarding issues you consider important because we're prohibited from discussing material nonpublic information with you on an individual basis. Please limit yourself to one question and one follow-up question before returning to the queue. Please turn to Slide 2.

As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we'll be referencing certain non-GAAP financial measures, and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.

And now I turn the presentation over to Pete on Slide 3.

Peter G. Watson President, CEO & Director

Thank you, Matt, and good morning, everyone. As always, we appreciate your interest in Greif.

I want to start by recognizing and thanking the global Greif team for outstanding achievement this past year. The team delivered excellent results despite a challenging operating environment that was complicated by the pandemic, supply chain disruptions and inflationary pressures beyond our control.

Exhibit 99.2

Fiscal 2021 was an exceptional year with record financial results. We significantly delevered our balance sheet, improved our shareholder returns, achieved top decile colleague engagement and were recognized as a leading workplace in the United States. Looking ahead, these accomplishments have us positioned for an even stronger future as our fiscal 2022 guidance points to performance in line with the commitments we established in 2019.

Finally, this past year, we made meaningful enhancements to our already strong sustainability performance and embedded ESG deeper into our business strategies.

I'd like to ask Ole Rosgaard, our Chief Operating Officer, to make a few comments regarding ESG that's on Slide 4.

Ole G. Rosgaard Chief Operating Officer

Thank you, Pete, and good day, everyone. I hope you and your families are well.

In my mind, sustainability is not an afterthought or corporate function. Rather, it's a leadership focus that creates business value by reducing risk and costs and bringing new market opportunities to grow.

We achieved several notable ESG accomplishments in 2021. For example, we diverted a minimum of 90% of waste from landfills at more than 140 of our global facilities, increasing our global diversion rate to roughly 85% from about 70% last year. Even more impressive, at year-end, 50 of our global facilities had achieved zero waste to landfill status.

We launched our fourth colleague resource group to provide professional development opportunities and further foster a more representative and inclusive culture across Greif. And finally, we linked ESG KPIs to the Greif Business System, improving our performance management capability to further drive this critical work.

The takeaway here is that Greif's strong ESG focus is core to our plans for sustainable value creation. I look forward to sharing additional highlights with you in the future.

And now back over to Pete to discuss our business results on Slide 5.

Peter G. Watson President, CEO & Director

Thank you, Ole. The Global Industrial Packaging business delivered an outstanding fourth quarter result. Our overall global primary product line was strong and benefited sales by almost 3% versus the prior year.

Fourth quarter global large plastic drums and Intermediate Bulk Container volumes grew by more than 18% and 10%, respectively, per day versus the prior year and benefited from the strategic growth investments in the U.S. and EMEA and ongoing recovery in our industrial end markets.

Global steel drum volume fell by 1.5% per day versus the prior year. The biggest shortfall was in APAC, reflective of our decision to implement strategic pricing actions and supply chain disruptions that negatively impacted our customers' operations. Fourth quarter global steel drum volume was also impacted by performance in EMEA where volumes were steady through most of the quarter but did slow in October as customers in this region faced their own set of supply chain disruptions. The Americas region recorded strong mid-single-digit growth during the quarter.

Generally speaking, our industrial end markets remain healthy. Customers report solid order backlogs and strong underlying demand, but they do face external supply chain disruptions.

Across GIP, we see little indication of customers building inventory but some are carrying more stock than normal due to supply chain disruptions impacting their ability to ship to their customers. GIP's generally stronger volumes and higher average selling prices resulted in significantly higher segment sales and gross profit year-over-year. GIP's fourth quarter adjusted EBITDA rose by roughly $47 million due to higher sales partially offset by higher raw material, manufacturing and transportation costs. The business also benefited from a $3 million FX tailwind.

Looking ahead, we expect GIP's fiscal 2022 profits to be lower year-over-year. While we do anticipate volume growth, contribution from new CapEx projects and beneficial efficiency gains, profits will be lower as the unprecedented run-up in steel costs provided a roughly $100 million tailwind in GIP's fiscal 2021 results that will not recur. We anticipate GIP's normal profit cadence through the year to persist.

I'd like to please turn to Slide 6. Paper Packaging's fourth quarter sales rose by roughly $120 million versus the prior year due to stronger volumes and higher published containerboard and boxboard prices. Adjusted EBITDA rose by roughly $10 million versus the prior year due to higher sales that were substantially offset by higher raw material, manufacturing and transportation

Exhibit 99.2

costs, including a significant $50 million -- $51 million drag from higher OCC index cost and an $8 million natural gas cost spike not contemplated in our guidance. The business benefited from a $4 million legal settlement tailwind reported in SG&A that will not recur.

Volume demand across our paper business remains strong, and our combined mill backlogs exceed 8 weeks. Fourth quarter volumes in our CorrChoice sheet feeder system were up 2.4% per day versus the prior year. Demand for durables, e-commerce growth and the OEMs' auto supply chain all remain very solid, and we see no slowdown on the horizon.

Fourth quarter tube and core volumes were up 7% per day versus the prior year. Demand was strong in most key end markets, including film, paper cores, textiles and protective packaging.

Looking ahead into fiscal 2022, we expect significantly higher profits in Paper Packaging due to strong demand and continued flow-through of published price increases.

I'd like to now turn it over to Larry Hilsheimer, our CFO, on Slide 7.

Lawrence Allen Hilsheimer Executive VP & CFO

Thank you, Pete. Good morning, everyone. Thank you for joining us today.

Big picture, our team delivered excellent fourth quarter results despite significant external challenges. Fourth quarter net sales, excluding the impact of foreign exchange, rose 35% versus the prior year quarter due to stronger volumes and higher selling prices.

Adjusted EBITDA rose by $57 million, including a $7 million combined tailwind from FX and a onetime legal settlement. Keep in mind, our adjusted EBITDA result overcame an OCC index headwind of $51 million and roughly $40 million of nonvolume-related transportation and manufacturing inflation, including an $8 million unforecasted natural gas cost spike. Interest expense fell by $9 million versus the prior year quarter due to lower debt balances. We also benefited by reaching a lower interest rate tier in our credit facility as a result of our substantial debt repayment.

Our fourth quarter GAAP and non-GAAP tax rate were both roughly 11%.

Fourth quarter adjusted Class A earnings per share more than doubled to $1.93 a share. For fiscal '21, we delivered adjusted Class A earnings per share of $5.60 a share, a 74% improvement versus the prior year and a significant beat relative to our Q3 guidance. Part of the earnings improvement came from a lower-than-anticipated non-GAAP tax rate of 18.1%, which benefited from reserve releases due to audit settlements and statute of limitation expirations. We estimate the lower tax rate relative to guidance we shared at $0.15 to fiscal '21 results. The lion's share of our year-over-year earnings improvement came from disciplined operational execution.

Fourth quarter adjusted free cash flow fell roughly $79 million versus the prior year. While profit improved significantly, CapEx rose and working capital dragged on cash flow primarily due to higher raw material costs than we anticipated in our forecast. Working capital was also negatively impacted by lower-than-anticipated October volumes outside the U.S. where customers struggled with external challenges and ordered fewer drums.

That said, our team is controlling what it can with strong results and trailing 12-month average working capital as a percentage of sales improved by a significant 140 basis points year-over-year to 10.8%. Please turn to Slide 8. Our core capital priorities are clear and consistent, reinvesting the business as needed to create value and support growth, return excess cash to shareholders via an attractive and growing dividend and delever our balance sheet and maintain a compliance leverage ratio between 2 to 2.5 turns.

Our balance sheet is in great shape. Thanks to aggressive deleveraging, we have repaid $261 million in total debt since Q4 '20 and returned to our targeted compliance leverage ratio faster than originally contemplated. We anticipate spending between $150 million and $170 million in capital expenditures in fiscal '22 and target growing our dividend in '22, as mentioned in previous calls.

We are in the midst of our strategic planning process to determine the focus and extent of growth activities going forward to prudently leverage our strong balance sheet for the benefit of our shareholders.

Please turn to Slide 9. We are pleased to introduce fiscal '22 guidance that delivers on the commitments we made more than 2 years ago. Our guidance reflects the considerable improvement we've made in the base business over the last several years, including the successful Caraustar integration and synergy capture and demonstrates Greif's resilience in overcoming the unforeseen and considerable external challenges presented by COVID and dramatic inflationary headwinds well beyond our control.

Exhibit 99.2

At the midpoint, we anticipate generating $6.15 of adjusted Class A earnings per share in '22. Overall, we expect lower profits in GIP in fiscal '22 to be more than offset by higher profitability in PPS, highlighting once again the benefit of our diversified portfolio. Interest expense will be significantly lower in fiscal '22 as a result of our aggressive deleveraging, and we expect it to evolve further when we move to refinance our 6.5% 2027 senior notes sometime in the first half of calendar '22. We anticipate '22 adjusted free cash flow between $400 million and $460 million.

In addition to increased capital expenditures, we anticipate significantly higher cash tax in fiscal '21 mainly due to additional pretax income. We anticipate working capital will revert to a cash source. It was a $222 million use in '21 as raw material cost inflation accelerated.

Now a few reflective comments for your consideration. From my perspective, the Greif of today is a far different company than the Greif of 6 years ago. Our margin profile has stabilized and grown. Profits have increased significantly, and our transparency and communication has improved and been applauded. Our capital allocation strategy has been steady, disciplined and predictable. We have delivered on what we promised, and we continue to drive even greater value for our shareholders. Despite these improvements, we continue to trade at a discount to our historical metrics in the broader market. As an example, assuming a historic free cash yield of 11% and the midpoint of our '22 free cash flow guide would imply a combined market cap of roughly $3.9 billion or an increase of roughly 30%. So while we don't get to vote when it comes to our valuation, our opinion is that we deserve a closer look given the discount present in our stock today.

Now I'm going to take a minute and go off script. As most of you know -- if not all of you are aware, today is Pete Watson's last earnings call. It would just seem inappropriate to not pause and acknowledge the great leadership Pete has provided our colleagues at Greif. Pete embodies servant leadership and has a personal connection with many of Greif's colleagues that developed through personal contact. He's a humble and respected leader who leans on his athletic coaching background for the skills in building a cohesive team.

As he took leadership of Greif, many things were broken. Since taking the helm in November of 2015, the results have been extraordinary. In safety steady improvement, in colleague engagement, we improved dramatically to be a top decile in Gallup's industrial sector. Those engaged colleagues have delivered outstanding customer service and driven incredible improvement in doubling our NPS scores over that period.

That focus on the virtuous service profit chain has led to financial improvement that has been exceptional. From 2015 to '21, OPBSI and EBITDA have essentially doubled. Adjusted EPS has gone from $2.18 to $5.60 with no stock repurchases and adjusted free cash flow, which was $70 million in 2015, has averaged nearly [$300 million] (corrected by the Company after the call) in the last 3 years and will exceed $400 million in '22. Pete has worked diligently to assure the succession plan left Greif in good leadership and going forward to secure his legacy as an outstanding leader. Pete, on behalf of all our colleagues, thank you for your leadership.

Peter G. Watson President, CEO & Director

Well, Larry, thank you very much. You certainly did go off-script but much appreciated. So with that, if you could turn to Slide 10 -- and again, Larry, I appreciate your comments and thoughts. You're a good man.

As Larry talked about today, it's my final earnings call as President and Chief Executive Officer of Greif. It's a great company. It's been my distinct honor to serve our global Greif team. And I'm extremely proud, as Larry talked about, of what we've all accomplished together over the last 6 years. I'm incredibly grateful to all our colleagues for their passion and dedication to excellence and also for their commitment to our team and our customers.

And while fiscal 2021 is a record year for our company, I'm even more excited for what lies ahead. We are well positioned to benefit from ongoing strength and improving trends in our key end markets. But our extensive global portfolio, our differentiated service capability and our sharp focus on operational execution allows us best serve our customers' needs and generate significant shareholder value.

I, along with the rest of the Board, am confident in Ole Rosgaard's ability to lead Greif going forward. His operational background, strategic mindset and passion for team building and serving customers will be advantageous to Greif's future. I look forward to the company thriving under his leadership. It has certainly been a pleasure to work with all of you, and we certainly appreciate your interest in Greif. Chris, if you could please open the line for questions.

QUESTION AND ANSWER

Operator

Exhibit 99.2

And just as a reminder if you would like to ask a question please press *1 on your telephone keypad. Our first question is with George Staphos with Bank of America.

George Leon Staphos BofA Securities, Research Division

I'm sure everyone is going to say this as well, Pete, but you and your team have done a remarkable job by several fold in terms of turning around Greif. So you have much to be proud of, and we wish you and Ole best with the next chapters.

I guess from that, I would say, could you talk a little bit about what was embedded in that comment that you see little signs of inventory building by customers but that stocks were higher in Industrial? What was -- what are you saying that we should be mindful of? And if you could talk about it relative to geography.

And my second question, not that it would be surprising. We've obviously been reading a lot about what's been happening in Asia. But it seems like last time we saw a bit of price competition in Asia Pac, that was a bellwether. Now again, there's some obvious idiosyncratic things going on in Asia right now, which maybe makes this a one-off. But tell us why we shouldn't worry about what this means looking out the next year or so.

Peter G. Watson President, CEO & Director

Sure. Well, thanks for your comments, George. Very much appreciated.

Make a few comments. First, I'll talk about APAC, then I'll ask Ole to comment on customers and inventories. In APAC, a couple of components. We have been strategically fixing some price margin components of that business. So we have, from pricing decisions and margins decisions, made some stands and lost some volume there. There's also been some pretty significant supply chain disruptions, as you referenced. One of those being some of the national power challenges they've had and we've had to operate at off-peak hours but it has also interrupted some of our customers' operations and demand. And there's also -- it's not as vibrant as it's been. But at this point, we don't see that as any trend that makes us fearful that it's a reverse of what we saw in the last year.

So Ole, if you could comment on George's question on the inventory.

Ole G. Rosgaard Chief Operating Officer

Yes. Hi, George. On stock, we -- primarily in Europe. Obviously, I speak to a lot of customers, and we have not seen any customers doing stock building. As you know, our customers are telling us that their order books are solid. But due to the supply chain issues, they simply can't fulfill their order books, which has a knock-on effect. But what they're doing with their stocks is they just stop adjusting their stock levels accordingly. So there's no stock building or destocking really taking place.

George Leon Staphos BofA Securities, Research Division

Okay. So what you're saying is their inventory velocity is appropriate given what they're seeing in terms of supply chain but you're not seeing a degradation and build-up beyond that. Is that fair?

Ole G. Rosgaard Chief Operating Officer

Yes. Correct. That's correct.

Operator

Our next question is from Ghansham Panjabi with Baird your line is open.

Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division

This is actually Matt Krueger sitting in for Ghansham. And I just want to extend my congratulations to Pete as well. It's obviously been terrific working with you, and we'll look forward to continuing that sentiment with Ole.

Peter G. Watson President, CEO & Director

Well, thank you, Matt. I appreciate it very much.

Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division

Exhibit 99.2

Absolutely. I was hoping that we could talk a bit about some of the embedded assumptions for next year on a segment basis. So can you maybe talk about what your embedded volume growth assumptions are for each of the segments in just a little more detail and then maybe provide some detail on what sort of underlying macroeconomic outlook you're projecting for each of your major geographies heading into next year?

Peter G. Watson President, CEO & Director

Yes. So from volume assumptions for the 2 main segments. In GIP, we're talking about global steel drum volume, low single digits on a global basis. And then the IBC business, we're projecting high to mid teens, and that's really reflective of the continued strategic investments we've been making in this business. On the PPS side, our corrugated sheets, we're embedding in our guidance of low single digits, and we've been growing significantly more than that this year but that's because the comps become tougher. The new plant in Pennsylvania is up and running, and so that's more reflective of what we'll see in market growth. And then in our tube and core business, we're seeing low single-digit growth as well, and that's embedded in our guidance going forward.

And I'll ask Larry to make some comments on our budget and guidance as it reflects to a broader market, and Ole can comment as well.

Lawrence Allen Hilsheimer Executive VP & CFO

Yes. Matt, from a broad perspective, we've obviously watched the various economic forecasters. And as you've probably noticed, a lot of them are trending down. Goldman Sachs has called down their 4Q and then their '22 and similar things going on and others.

However, they remain positive. And our commitments, our guidance for next year aligns to those. Strongest, U.S., for sure. EMEA, good but not as strong as the U.S. APAC, recovering. I mean, even as deflated as it is, it continues to be one of the more strongly growing economies in the world in China. Southeast Asia, a little bit weaker. Latin America, sort of -- more like EMEA.

So those are the broad responses. If you have any more follow-up, I'm happy to address.

Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division

No, no, no. That's great on the volume side. I'd be stretching it otherwise. So I'll hop back in the queue.

Operator

Again as a reminder *1 to ask a question. Our next question is from Gabe Hajde with Wells Fargo.

Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division

First off, Pete, congratulations. I do think that your servant leadership is very clear across the organization culturally. So congrats, and Ole, welcome. I look forward to working with you. And I also apologize if there's some background noise here. First question I wanted to go at was paper volumes were a little bit weaker in Q4 but I think you mentioned tube and core, up 7%, and converted sheet, up 2.4%. So I'm just curious about that maybe outside sales of paper were a little bit lower, if there is a source for that weakness? Or if I'm not interpreting kind of what we heard correctly.

Peter G. Watson President, CEO & Director

Yes. Gabe, thanks again for the comments, and we appreciate working with you.

Yes, we view the paper business as having strong demand and volume. And when you look at the corrugated industry stats, we're significantly ahead of that. We had good shipments at 2.4%. We had -- our inventories actually went down in that business. And you got to remember, there's -- the underlying demand is still really healthy. There's been a lot of supply chain disruptions that's prevented our customers from growing. So I think that side is really healthy right now.

And our tube and core business has continued to grow mid to high single digits for the last year. They, again, grew by 7%. I think the other issue is we're really implementing price increases and starting to gain traction there. So we actually saw it as a really positive quarter and then improving in their step change on what we've targeted for their profits for next year.

So other than some of the supply chain disruptions that have constrained some of the customer demand, I think they had a really strong quarter.

Exhibit 99.2

Lawrence Allen Hilsheimer Executive VP & CFO

Yes, Gabe, I'll supplement it. Just to add some color, our teams, our finance team is working with our commercial teams, calculated that the negative impact to us in PPS of supply chain limits caused by our customers not being able to ship to their customers was $3 million in PPS and $5 million in GIP for the quarter.

Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division

The last one, and I appreciate, obviously, that the -- I'll call it, the steel, favorable steel impact is a pretty big number year-on-year. But can you talk about pricing for some nonmaterial items? And I'm more specifically thinking about EMEA and the GIP business. How frequent openers you guys have? I mean, you guys have done a phenomenal job this year out there recovering inflation. But just, again, we're seeing energy inflation. We're seeing labor inflation, et cetera, how that -- how you kind of expect that business to evolve over the next 12 months.

Peter G. Watson President, CEO & Director

Yes. And I'll actually ask Ole to comment about that because he's front and center with our teams on it. But you're right. Our teams have done an incredible job of staying ahead of inflation. We've been beating that drum. And transportation and energy are huge along with labor right now. So Ole, do you want to comment on the frequency that we are at?

Ole G. Rosgaard Chief Operating Officer

Yes. So most of our steel has, as you know, they're just every 3 months, Gabe. If you go way back in the past, we didn't have annual openers in our contracts, and that's something we have introduced. We tend to do 1 a year, but because of the volatility of the markets, we've been doing several a year lately, and we will continue to do that as we are faced with increased labor costs and other non raw material costs.

Operator

Our next question is from Adam Josephson with KeyBanc your line is open.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

Pete, congratulations on and all the best to you in your retirement, and Ole, all the best to you in your new role.

Peter G. Watson President, CEO & Director

Thank you, Adam. I appreciate it very much.

Ole G. Rosgaard Chief Operating Officer

Thank you.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

Pete or Larry, the steel benefit that you mentioned earlier, the $100 million, can you just help -- I have a couple of guidance questions obviously. The -- are you expecting in '22 that, that $100 million will just go away or that there'll actually be a drag such that the year-over-year delta will be in excess of that? Can you just help me with what is embedded in your '22 guidance with respect to the steel issue in GIP?

Lawrence Allen Hilsheimer Executive VP & CFO

Sure. So the -- as you know, the $100 million just evolved over the cost acceleration and the lag from deliveries. Our forecast for -- and guidance for '22 embeds a pretty stable steel cost environment. We've built into our budget slight decreases in steel cost in EMEA and in North America but nothing dramatic. So the risk factor would be if steel cost would deflate aggressively. We don't see that. It's not aligned to the economic forecast of most economists.

We've had strong steel demand despite low production in cars. If the chip shortage even starts to come back, that's going to shift. And while we don't expect dramatic impact from the infrastructure bill in the U.S. necessarily in '22, we do expect some. So our assumption is that steel, which is the big driver of this, is that it will stay relatively stable, some decrease, but nothing rapid that we can't manage through our normal processes.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

Exhibit 99.2

In other words, you're not expecting a steel-related drag on EBITDA next year. Is that a fair assumption?

Lawrence Allen Hilsheimer Executive VP & CFO

Yes, nothing significant. I mean there's a slight drag with the decrease just because you have higher cost inventory that you've got if it drops the index a little bit. We've built that in. It's already embedded. So it's a slight drag but not significant.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

Okay. I appreciate it. And then 2 other ones, if you don't mind. One on FX. What are you assuming in terms of FX translation? I think you had a $23-or-so-million benefit in GIP in '21 from the Turkish lira. Starting in '22 -- yes, go ahead.

Lawrence Allen Hilsheimer Executive VP & CFO

We haven't built any assumed benefit in because we build our budget around the forward market on currency. So to the extent that it shifts -- and we hedge a good bit from a cash flow perspective. So we -- we're not like building in any benefit from currency, so to speak.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

No. In other words, if you hold current rates constant through the balance of '22, would that imply a benefit or a drag in terms of over FX changes?

Lawrence Allen Hilsheimer Executive VP & CFO

We don't budget it that way, Adam. We base it on the future prices. I mean -- and I don't know the answer to your question about what the year-over-year currency changes. I don't know, Matt, if we have that in place or not.

Matt Eichmann Vice President of Investor Relations, External Relations & Sustainability

I don't have it. No.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

Yes. Okay. Okay. And just on the guidance that you provided. Obviously, you've been giving -- you provided an EBITDA commitment 2.5 years ago and you've been talking about that EBITDA commitment ever since. And now you're...

Lawrence Allen Hilsheimer Executive VP & CFO

The new EBITDA range, Adam, is $785 million to $835 million. It's down from where we were just because of all the inflationary costs in transportation and energy. And when you look at OCC, the assumption that we had in that original range, if you think about it, was $55 million. Now we're at $162 million, that's $185 million headwind that our teams have stayed ahead of.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

Right. So basically, you're thinking EBITDA will be up about $45 million year-on-year with PPS obviously up much more than that. And then obviously, GIP down, I would assume a considerable amount, just given the steel issue.

Lawrence Allen Hilsheimer Executive VP & CFO

Yes. It won't be down $100 million because the teams continue to do well on all of their factors. But yes, it will be down significantly, and PPS will be up significantly.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

Yes. No, I appreciate it. And just one last one, Larry. In terms of the range, it's a wide range, obviously, the EPS guidance range. Can you just talk about what factors get you to the high end, low end and why such a wide range?

Lawrence Allen Hilsheimer Executive VP & CFO

Exhibit 99.2

Yes. It's a broad range just because of all the uncertainties in the market right now. It's about $0.10 wider than we would have had in what -- that we did have in '19. And it's just recognizing that there is possibility that you could have inflation, deflation, and OCC is such a wildcard that we just don't know a range around it. I mean, I can venture to say that nobody on this call, including all of you smart guys out there, had any idea where OCC was going this year.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division

That is absolutely true.

Operator

Our next question is from Justin Bergner with Gabelli Funds.

Justin Laurence Bergner Gabelli Funds, LLC

Ole, welcome on board, and thank you, Pete, for a great number of years of service, and all the best on your next steps.

Peter G. Watson President, CEO & Director

Thank you, Justin. Appreciate it very much.

Justin Laurence Bergner Gabelli Funds, LLC

So in terms of questions, just to clarify one question from earlier. I mean, if the steel prices go down quicker than you're forecasting in your model, the drag is a temporary one. I mean, that would subside once the steel price is sort of steady at a new level, correct? There's nothing ongoing.

Lawrence Allen Hilsheimer Executive VP & CFO

Yes, yes. To the degree, Justin, the real issue is velocity of change and timing. Because of the price adjustment mechanisms in the contract, if you have a slow slope up or down, it really has minimal impact and you work through that. But if you have dramatic declines and they have at the time, let's -- for example, let's say that the last week of December, steel dropped inexplicably by $200 a ton. That would not be a good thing because a lot of index contracts change based on the end of quarter number and they change as of the first of the month, many of them, and you'd be stuck with higher cost inventory. We don't see that environment. But -- so it's all velocity and timing.

Justin Laurence Bergner Gabelli Funds, LLC

Got it. One more clarifying question as well. The $8 million natural gas headwind, were you trying to suggest it was more of a onetime headwind? Or is that sort of an ongoing -- I guess, the headwind with higher level of natural gas prices.

Lawrence Allen Hilsheimer Executive VP & CFO

It was a headwind relative to the fact that natural gas spiked up dramatically from the time we did our forecast in July to what it ended up being in September in that quarter. So it was that headwind.

Where do natural gas markets go? I mean there's a lot of speculation on that across the globe and a lot of it is dependent on the winter. So to answer it, to say it's a onetime thing, I think, would be inappropriate. I think it's more of an item that is going to be dependent just on supply and demand and weather.

Justin Laurence Bergner Gabelli Funds, LLC

Okay. Understood. And then lastly, on capital allocation. I realize there's a CEO transition. But at least for the 2022 fiscal year, is the priority sort of remaining in the deleveraging camp?

And then on a related note, sort of is the $150 million to $170 million of CapEx that you're guiding for this year, does that represent a semi-normal level of CapEx as you see your business looking forward out over the next few years?

Lawrence Allen Hilsheimer Executive VP & CFO

Yes. Just 2 things. One, the answer to your first question, our priorities will remain the same. We will be very disciplined to make sure we're spending the appropriate amount on maintenance capital and safety, deleveraging and align to our priorities, focus on expanding our presence in plastics, particularly IBCs and on integration in our paper business. Nothing has changed

Exhibit 99.2

there. And we -- like I said, we'll be in our strategic planning process in terms of what do we focus next on from a broader growth perspective.

But with respect to $150 million to $175 million or $170 million being normal. Look, that's what we believe we wanted to be normal for the last 4, 5 years. Unfortunately, supply chain issues have really impacted the ability to spend at that level. It's not been a capital issue for us nor a human capital issue. It's getting the machines that are ordered delivered.

So our -- we believe we have line of sight to spending that this year in '22. And we would do so if we're able to get that delivered, and we believe we will. That's the spend that I would say would be our normalized level currently if we can get the equipment delivered.

Operator

The next question is from George Staphos with Bank of America.

George Leon Staphos BofA Securities, Research Division

I just wanted to come back on one thing. So tax aside, your earnings in GIP, in particular, implicitly were better than expected. And so when you look back at fiscal fourth quarter, what was the key factor in terms of the surprise on the guidance, which was very, very significant relative to where you were back in July even with some of the headwinds that you talked about here, including in nat gas?

And then my second question, just -- you gave us the outlook from a volume standpoint you're expecting across the businesses. Can you talk about what exit rates you're seeing right now on volume early in fiscal 1Q across the regions and/or the product lines?

Lawrence Allen Hilsheimer Executive VP & CFO

Yes. George, I'll answer the second first, which is November was very strong. We're very pleased with the start of the year. Early December looks good but it's early. And it's pretty consistent with what we spoke to in volumes in the third quarter. Margins are good still, and so a really great start to the year. It gives us encouragement about where we're headed and achieving our commitments.

As to the fourth quarter, the big driver was exactly the factor that caused our working capital to be higher. The maintenance of the high levels of inventory costs allowed the indexes to not change and the PAMs not to go down and our margin spread to maintain. And so that drove with a little bit of better volumes in -- particularly in August and September and strong in North America, in particular, is what drove the operational improvement. And a little bit of just higher pick-up sooner on pricing in paper than we had built into the forecast.

Operator

We have no further questions at this time. I'll turn the call over to Mr. Eichmann for any closing remarks.

Matt Eichmann Vice President of Investor Relations, External Relations & Sustainability

I think, Chris, George just popped back in, of Bank of America. He had his hand raised there.

Operator

He's dropped from the queue currently.

Matt Eichmann Vice President of Investor Relations, External Relations & Sustainability

Okay. Terrific. Well, thank you very much, everyone, for participating in our call today. We appreciate the time that you've spent with us. Look forward to talking again soon, and please have a very happy and safe holiday season ahead.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.